EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-98684 of WTC Industries, Inc. on Form S-8 of our report dated March 17, 1997 (March 26, 1997 as to the third paragraph of Note 16), appearing in this Annual Report on Form 10-KSB of WTC Industries, Inc. for the year ended December 31, 1996.



Deloitte & Touche LLP


Minneapolis, Minnesota
March 26, 1997